Exhibit 16.1
September 3, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Commissioners:
We have read FXCM Inc.’s statements included under the caption “Change in Accountants” of its Registration Statement on Form S-1 filed on September 3, 2010 and are in agreement with the statements contained therein concerning our firm.
/s/  McGladrey & Pullen, LLP